EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact Warren Edwards Executive Vice President/ Chief Financial Officer ACS, Inc. 214-841-8082 warren.edwards@acs-inc.com	Media Contact Lesley Pool Senior Vice President/ Chief Marketing Officer ACS, Inc. 214-841-8028 lesley.pool@acs-inc.com

ACS to Respond to Florida Office of Inspector
General Report on Workforce Contracts

DALLAS, TEXAS: February 3, 2004 — ACS (NYSE: ACS), a premier provider of business process and information technology outsourcing solutions, announced today that the Florida Agency for Workforce Innovation’s Office of the Inspector General issued a report on January 30, 2004, reviewing services provided by the company to Florida’s workforce development system. The report covered ACS workforce services in 13 Florida workforce regions and noted concerns in three regions with errors and possible irregularities related to accuracy and validity of customer case records maintained by ACS staff. The Inspector General requested that ACS provide a written action plan within 30 days describing how ACS will correct the identified deficiencies. The company is currently investigating the report findings and intends to respond in a timely manner.

The deficiencies identified in the Inspector General’s report occurred primarily in the Dade and Monroe counties workforce region. Certain deficiencies were addressed by ACS in June 2003, resulting in the removal of four ACS employees at that time. The workforce services contract for this region expired on June 30, 2003 and was not renewed. The Inspector General’s report states that during the 2002-03 contract period ACS was paid $7,000,000 in total fees, with $1,400,000 or 20% of the total fees representing performance-based payments. The report identified examples of possible false job placements and wage manipulation which could have resulted in certain performance-based payments. According to the report, the U.S. Department of Labor has stated its intent to conduct a separate investigation of these issues in this region. The report further states that until this U.S. Department of Labor investigation is completed, it may not be appropriate for the region to pursue a monetary settlement with ACS. ACS’ annual revenue from all of its Florida workforce contracts is approximately $44,000,000.

Certain press accounts concerning the Inspector General’s report referenced a pending SEC investigation with respect to this matter. To date, the SEC has not contacted ACS concerning any such investigation nor requested any information from ACS regarding this matter. However, last evening ACS learned that the SEC has recently contacted the Independent Monitoring Office of the South Florida Workforce and requested that such agency voluntarily submit to the SEC any information that it may have obtained in connection with its audit of ACS’ contracts. ACS intends to communicate with the SEC regarding this inquiry in order to offer its cooperation in providing any requested information.

Jeffrey Rich, Chief Executive Officer of ACS, said “We take these deficiencies very seriously and intend to quickly take all appropriate action to rectify this situation. We do not condone the isolated business practices outlined in the report and will deal with it swiftly just as we did last year in removing the people who were involved in these activities. We will, of course, cooperate fully with all government agencies in their investigations and will make any appropriate restitution pending completion of the Department of Labor audit.”

ACS, a Fortune 500 company with more than 40,000 employees supporting client operations in nearly 100 countries, provides business process and information technology outsourcing solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the Company’s control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the Company’s prior filings with the Securities and Exchange Commission, including the most recent Form 10-K. ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.